MAXPRO CAPITAL ACQUISITION CORP.

October 4, 2021

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Attention: Stacie Gorman

Re:	Maxpro Capital Acquisition Corp. (the “Company”) Registration Statement on Form S-1 (File No. 333-258091) (the “Registration Statement”)

Dear Ms. Gorman,

The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:30 p.m., Eastern time, on Thursday, October 7, 2021, or as soon thereafter as practicable.

Should you have any questions concerning this request, please contact me at +886 2 7713 7952 or our counsel, Andrew M. Tucker at Nelson Mullins Riley & Scarborough LLP at 202-689-2987.

[Signature page follows]

5/F-4, No. 89, Songren Road, Xinyi District, Taipei City 11073• Tel: +886 2 7713 7952

Very truly yours,

Maxpro Capital Acquisition Corp.

By:	/s/ Chen, Hong - Jung (Moses)
Name:	Chen, Hong - Jung (Moses)
Title:	Chief Executive Officer

[Signature Page to Acceleration Request Letter]